FORM 3
         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                 WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                  INITIAL STATEMENT OF                |_____________________|
           BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                      |EXPIRES:             |
                                                      | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,             |BURDEN HOURS         |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
          Holding Company Act of 1935                 |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ____________________________________________________________________________
 1. Name and Address of Reporting Person
         BiOErek                     Hans
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        (Last)                      (First)                    (Middle)

        c/o Autoliv, Inc.     World Trade Center, Klarabergsviadukten 70
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                                   (Street)
        S-107 24 Stockholm          Sweden
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        (City)                      (State)                      (Zip)

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 2. Date of Event Requiring Statement (Month/Day/Year)

         September 1, 1998
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 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ____________________________________________________________________________
 4. Issuer Name and Ticker or Trading Symbol

       Autoliv, Inc.     Trading Symbol - ALV
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 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
  (  ) DIRECTOR
  (  ) 10% OWNER
  ( X) OFFICER (GIVE TITLE BELOW)
  (  ) OTHER (SPECIFY TITLE BELOW)
       Treasurer and member of Autoliv, Inc. Executive Committee

 ____________________________________________________________________________
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

 ____________________________________________________________________________
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
     X FORM FILED BY ONE REPORTING PERSON
    ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________
 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
 |                    |   OWNED       |   OR INDIRECT|                       |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
 |                    |               |   5)         |                       |
 |                    |               |              |                       |
 ____________________________________________________________________________

Common Stock, par           0
 value $1.00 per
 share




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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ____________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)

 ____________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
      ________________________                  _________________________
         Date Exercisable                          Expiration Date
 ____________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr.
 4)
    ________________________________        _______________________________
                 Title                         Amount of Number of Shares
 ____________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security

 ____________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or
 Indirect(I)(Instr. 5)

 ____________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


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    EXPLANATION OF RESPONSES:









      /s/ Hans Biorek                                September 14, 1998
     --------------------------------                -------------------
    **  SIGNATURE OF REPORTING PERSON                     DATE



 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

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